Gregory Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Consent of Independent Registered
Public Accounting Firm

We consent to the reference in the Prospectus and the Statement of Additional Information in this Registration Statement on Form N-1A of Institutional Investor Trust, comprised of the Sector Allocation Model Fund portfolio, to our report dated February 22, 2016 relating to our audits of the statement of assets and liabilities, including the schedule of investments, as of December 31, 2015; and the related statement of operations for the year then ended; the statements of changes in net assets for the years ended December 31, 2015 and 2014; and the financial highlights for the years ended December 31, 2015, 2014, 2013, 2012 and 2011.

We also consent to the reference to our firm under the captions "Auditor" and "Independent Public Accountant" in such Prospectus and Statement of Additional Information.

Gregory, Sharer & Stuart, P.A.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
February 22, 2016

100 Second Avenue South ~ Suite 600 ~ St. Petersburg, Florida 33701-4336
727/821-6161 / Fax 727/822-4573
www.gsscpa.com